Exhibit 99.1

Contact: Michael Schuh—CFO

                (425) 951-6788

                EVC Group

                Doug Sherk

                (415) 896-6820

SONOSITE ANNOUNCES PRELIMINARY RESULTS FOR THIRD QUARTER 2003

Conference Call Scheduled for Tuesday, October 14, 05:30 a.m. PDT/08:30 a.m. EDT

BOTHELL, Wash., October 13, 2003 – SonoSite, Inc. (Nasdaq: SONO) today announced that revenues in the third quarter are expected to be approximately $20 million compared to $18.5 million in the third quarter of 2002. The Company expects to report a net loss in the range of $0.3 million to $0.5 million or $0.02 to $0.04 per share, compared with a net loss of $2.4 million in the third quarter of 2002 or $0.17 per share.

Revenues in the third quarter were lower than the Company’s guidance provided on July 31, 2003 due to lower than expected U.S. government orders attributed to year-end budget constraints and a sales force transition in the visual procedures markets. These factors totaled approximately $1.7 million in U.S. revenues. The Company also experienced a delay in the receipt of an expected international order of approximately $1.5 million.

Gross margins are expected to exceed 63 percent in the quarter compared with 59.5 percent in the third quarter of 2002. As planned and previously reported by the Company, operating expenses are expected to come in lower than the third quarter of 2002.

These estimates are preliminary and the Company plans to report complete third quarter results on October 30th 2003 after the close of the financial markets at 1:30 p.m. (PST).

“Although U.S. and European revenues were each up more than 20 percent over the prior year, I am disappointed in our sales execution this quarter,” said Kevin M. Goodwin, president and chief executive officer. “I believe we can do better. We are focusing exceptional attention on our sales execution by adding additional strength in marketing management, international sales and human resource recruitment, all of which have already begun to make a positive impact. However, we still have some work to do in the U.S. organization to more effectively capitalize on our opportunities.”

“In the third quarter, Germany, France, the U.K. and other European markets met or exceeded our targets. Only Spain was below expectations for the quarter. Japan, Asia and the ROW markets all came in as expected. We are pleased that sales of our newly-introduced Titan systems grew to approximately 30 percent of revenues.”

Mr. Goodwin added, “For the fourth quarter of 2003, we expect sequential revenue growth of approximately 30 percent and further improvement in margins over the anticipated third quarter results. We expect operating expenses to be about level with the fourth quarter of 2002. Our goal in 2004 is to increase revenues by a minimum of 25 percent. We will be providing investors with additional details of our preliminary 2004 outlook during our third quarter conference call on October 30th.”

SonoSite will host a conference call on Tuesday, October 14 to discuss its preliminary third quarter results at 05:30 a.m. (PDT)/08:30 a.m. (EDT). The call will be broadcast live via the “Investors” section of SonoSite’s website: http://investor.sonosite.com/medialist.cfm.

A replay of the call will be available by dialing (719) 457-0820 or toll-free (888) 203-1112. Replay access will be available from October 14, 2003 at 10:00 a.m. (PDT) until October 21, 2003, at midnight (PDT). The confirmation code 208522 is required for replay access.

About SonoSite

SonoSite, Inc. (www.sonosite.com), headquartered in Bothell, WA, is a leader in the point-of-care ultrasound market. By working to develop products that maximize imaging performance while being convenient and flexible in design, SonoSite is creating new markets and removing barriers to the use of ultrasound across medicine. With over 12,000 units sold worldwide since 1999, SonoSite products have become known for exceptional durability with a high design value. The Company is dedicated to putting the power of its technology into the hands of trained health care professionals, allowing them to perform high quality imaging for faster, better-informed clinical decisions that enable earlier treatment and improved patient outcomes.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial and operations results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our new TITAN ultrasound systems in a timely manner to meet customer demand, the willingness of healthcare providers who do not currently use ultrasound to use ultrasound, the extent to which healthcare insurers reimburse providers for ultrasound procedures, regulatory changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, “Important Factors that May Affect Our Business, Our Results of Operating and Our Stock Price,” included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.